UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 21, 2015

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 North Carson Street, Carson City, Nevada, 89710
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		775.782.3999

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities
Item 7.01	Regulation FD Disclosure

On January 21, 2015, Del Toro Silver Corp. (the “Company”) issued 1,230,769 common shares in the capital of the Company. The securities were issued in connection with the conversion of a portion of a $51,500 convertible note dated October 21, 2013. The Company issued the securities to one (1) U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On March 20, 2015, the Company entered into amended and updated consulting agreements, effective September 1, 2013 (the termination date of the previous consulting agreements), with Greg Painter to serve as the Company’s Chief Executive Officer and President (the “Painter Agreement”) and Patrick Fagen to serve as the Company’s Chief Financial Officer (the “Fagen Agreement”).  Mr. Painter and Mr. Fagen are also the sole directors of the Company.

Pursuant to the Painter Agreement, Mr. Painter’s compensation is $10,000 per month. The compensation shall accrue and interest shall accrue on the unpaid balance of the cash portion at the rate of 5% per annum.  At the end of each six month period from the effective date of the Painter Agreement, Mr. Painter may elect to have all or any part of the accrued and unpaid compensation, including unpaid interest, payable in common shares of the Company based on the conversion price of 80% of the average closing prices for the five trading days prior to the end of such six month period, but under no circumstances shall the conversion rate be less than one cent per share.  The term of the Painter Agreement is until February 28, 2014 and is successively automatically renewed for six month terms unless terminated pursuant to its terms.

Pursuant to the Fagen Agreement, Mr. Fagen’s compensation is $7,000 per month. The compensation shall accrue and interest shall accrue on the unpaid balance of the cash portion at the rate of 5% per annum.  At the end of each six month period from the effective date of the Fagen Agreement, Mr. Fagen may elect to have all or any part of the accrued and unpaid compensation, including unpaid interest, payable in common shares of the Company based on the conversion price of 80% of the average closing prices for the five trading days prior to the end of such six month period, but under no circumstances shall the conversion rate be less than one cent per share.  The term of the Fagen Agreement is until February 28, 2014 and is successively automatically renewed for six month terms unless terminated pursuant to its terms.

Also on March 20, 2015, the Company entered into an Amending Agreement with Shawn Pennington (the “Amending Agreement”), pursuant to which the Company amended certain provisions of the Convertible Loan Agreement with Shawn Pennington dated September 20, 2013 for the sum of $50,000 (the “Loan Agreement”), which was advanced to the Company on September 20, 2013 and due and payable one full year from the date of advancement. The loan bears interest at 8% per annum. Under the Loan Agreement, at any time after the advancement date, Mrs. Pennington may, by written notice to the Company, exercise her rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares the Company, at the price of $0.05 per share.

Under the Amending Agreement, the terms of the Loan Agreement were amended so that at any time after the advancement date, Mrs. Pennington may, by written notice to the Company, exercise her rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of the Company, at the price of $0.01 per share. All other terms and conditions of the Loan Agreement remain in full force and effect.

On March 24, 2015, the Company entered into a Convertible Loan Agreement with Patrick Fagen, a director and officer of the Company (the “Convertible Loan Agreement”). Under the terms of the Convertible Loan Agreement, Mr. Fagen has agreed to loan the Company the sum of US$7,500, which was advanced to the Company on March 24, 2015. The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from the advancement date. Mr. Fagen may provide the Company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of the Company, at the price of US$0.0021 per share. The loan shall bear interest at a rate of 8% per annum.

Item 9.01	Financial Statements and Exhibits

10.1	Consulting Agreement with Greg Painter dated March 20, 2015.

10.2	Consulting Agreement with Patrick Fagen dated March 20, 2015.

10.3	Convertible Loan Agreement with Patrick Fagen dated March 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date: March 24, 2015